Exhibit 3.3

FIRST AMENDMENT

TO THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF CHRYSLER GROUP LLC

This First Amendment (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) of Chrysler Group LLC (the “Company”), dated and effective as of February 24, 2012, is made and entered into as of July 27, 2012 by and among the Board of Directors (the “Board”) of the Company.

WHEREAS, the Company is a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”), and its Members have entered into the Operating Agreement, in accordance with the provisions of the Act, governing the business and affairs of the Company and the conduct of its business;

WHEREAS, pursuant to Sections 5.8(b)(ii) and 15.5 of the Operating Agreement, the Board, may amend the Operating Agreement by an affirmative vote of the majority of the Board, including (for so long as Fiat retains the right to designate Directors under Section 5.3(a)) at least one Fiat Director; and

WHEREAS, in order to eliminate compensation of the VEBA Director in the case where such director is prohibited from receiving compensation from the Company as a result of a policy of his or her employer, the Board as currently constituted has approved this Amendment in accordance with the requirements of and has approved this Amendment pursuant to its authority under Sections 5.8(b)(ii) and 15.5 of the Operating Agreement.

NOW, THEREFORE, the Board, by the execution of this Amendment, agrees as follows. Any capitalized terms used herein and not defined shall have the meanings set forth in the Operating Agreement:

ARTICLE I

AMENDMENTS TO THE OPERATING AGREEMENT

The Operating Agreement is hereby amended as set forth in the following sections:

Section 1.1. Section 5.10 is hereby amended and restated in its entirety as follows:

Section 5.10 Compensation of Directors; Expense Reimbursement. Directors may receive a stated compensation for their service as Directors, in each case as determined from time to time by the Board of Directors. All Directors shall receive the same compensation for service as a Director with the exception of the Chairman of the Board, any Lead Director and Committee chairs who may receive additional compensation as determined by the Board of Directors; provided, however, that in the case that the VEBA Director is prohibited from receiving compensation from the Company for service on the Board of Directors as a result of a policy of his or her employer, the VEBA Director shall not receive compensation from the Company for such service. Directors that are also Officers of the Company or employees of any Member or its Affiliates may receive a fee for services in their capacity as Directors and nothing herein contained shall be construed to preclude any Director from serving the Company or any Subsidiary in any other capacity and receiving compensation therefor.

ARTICLE II

MISCELLANEOUS

Section 2.1. Governing Law.

(a) This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) The Board agrees that any and all disputes hereunder shall be resolved in accordance with the provisions of Sections 15.12, 15.13 and 15.14 of the Operating Agreement.

Section 2.2. Separability of Provision. Each provision of this Amendment shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

Section 2.3. Entire Understanding. This Amendment contains the entire understanding between and among the Board of Directors and supersedes any prior understandings and agreements between and among them exclusively respecting the subject matter of this Amendment. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Amendment, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Amendment.

Section 2.4. Full Force and Effect. Except as expressly amended herein, all other terms and provisions of the Operating Agreement, shall remain in full force and effect and are hereby ratified and confirmed in all respects.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE THIRD AMENDED AND

RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on their behalf this First Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement pursuant to the requirements of Section 5.8 and Section 15.5 of the Third Amended and Restated Limited Liability Company Operating Agreement as of the date first written above.

CHRYSLER GROUP LLC

By:	/s/ Marjorie H. Loeb
Name: Title:	Marjorie H. Loeb Vice President, Associate General Counsel and Assistant Secretary